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                                                                    Exhibit 23.2



The Board of Directors
Annuity and Life Re (Holdings), Ltd.


We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-76229) of Annuity and Life Re (Holdings), Ltd. of our report dated March 5, 2004 with respect to the consolidated balance sheet of Annuity and Life Re (Holdings), Ltd. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2003 and the accompanying financial statement schedule as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2004 Form 10-K of Annuity and Life Re (Holdings), Ltd.

Our report contains an explanatory paragraph that states that the consolidated financial statements and financial statement schedule for the years ended December 31, 2003 and 2002 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered significant losses from operations and experienced liquidity demands that raise substantial doubt about its ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 3. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.


KPMG




Chartered Accountants
Hamilton, Bermuda
March 31, 2005